Exhibit 10.23

Software Delivery Agreement No: 12-06-14

GAMING PLATFORM

TO DELIVER A BETTING GAMING PLATFORM IN LINE WITH THE CLIENT’S FUNCTIONAL REQUIREMENTS

THIS AGREEMENT made effective as of June 12, 2014 (the “Agreement”)

BETWEEN:

Swiss Interactive Software GmbH, Switzerland registered company, with offices located at

Avenue Beauregard 12, CH-1701 Fribourg, Switzerland (the “Provider”)

-AND-

DK SinoPharma, Inc. DBA VGambling, with offices located at Suite No. 4, Weathered Bldg.

Redcliffe Street
St. Johns, Antigua & Barbuda
(the “Licensee”)

The Parties to the Agreement hereby premise the following:

Provider assumes responsibility for the development and delivery of the Gaming Platform to the Licensee that is defined within the contents of Appendix A. Conversely, the Licensee is responsible for accepting the Gaming Platform and for issuing the associated payment for its use.

The Provider is recognized as the Gaming Platform owner;

The Licensee is a company that offers e-gaming events and has sought the Provider’s approval for use of its Gaming Platform by the Licensee;

The Licensee has sought the services of the Provider in delivering support for use of the Gaming Platform by the Licensee and the Provider has agreed to deliver such Gaming Platform support services as agreed upon according to the present Agreement;

The Provider hereby agrees not to License the Gaming Platform to any other Licensee for use connected with virtual gaming wagering for a period of two years from the start date of the present Agreement. The term “virtual gaming wagering” in this case refers to the activities connected with placing bets on events, which involve the act of playing various video games on PCs, all sorts of video game consoles and mobile devices.

The Parties hereby agree on the following Terms and Conditions of cooperation:

1. Granting of Gaming Platform License

The Provider hereby hands over the Gaming Platform to the Licensee in accordance with Appendix A of the present Agreement and grants a restricted License to its use.

The Licensee undertakes to use the Gaming Platform for processing its own data and for offering internet gaming events to its clients, also activities and related services only.

The Gaming Platform use is restricted to implementation on and in conjunction with the present Agreement.

The Licensee is limited to the Gaming Platform as described in Appendix A and B, with its current components and in its current version. It shall not be deemed to extend or include any program or material belonging to the Provider other than the Gaming Platform.

2. Support Services

2.1 The Provider hereby undertakes to provide the Licensee, who accepts, with such Gaming Platform Support Services as described in Appendix D attached to this Agreement.

2.2 To this end, the Provider undertakes to make available professional employees or to contract professional persons to efficiently provide the afore-mentioned Support Services throughout the duration of this Agreement.

2.3 The Licensee hereby undertakes to serve a notice to the Provider of any request for Gaming Platform Support Services providing therein a description of the Gaming Platform difficulties encountered and the issues that are expected to be addressed by the Provider in providing Support Services therefore.

2.4. All Support Services will be classified in either of the following four severity levels, based on the respective definitions hereunder agreed upon. The response time for each severity level is defined as follows:

Severity	Definition	Response time
Critical	The request has a critical business impact on hour the licensee’s live environment resulting in the inability to use the software.	Less than 2 business
High	The request has severe business impact, limiting the usage of one or more major functions of the software in the licensee’s live environment. The live environment is stilt operational, but restricted.	Less than 8 business hours
Medium	The software still functions in the licensee’shours business environment, but there are functional limitations that are not critical in the daily operation.	Less than 16 business
Low	Minor infractions including documentation or cosmetic error.	Less than 40 business hours

The Licensee is to assign the severity level to a request for support based on the definitions shown below and must clearly indicate the severity level assigned in the Support Services request sent to Provider. The Support Services request must also clearly state the reasons for the severity level assigned and the nature of the issue. The Licensee may also set a priority based on the urgency and impact on their business environment. The Provider will review the severity level assigned to the request and allocate the appropriate resources to resolve it. The Provider will use commercially reasonable efforts to resolve and correct the reported cases. If the Provider determines that a request results from a problem within the product that can be temporarily circumvented, the severity level will be re-evaluated to determine the appropriate course of action.

3. Term of the License

a) Effective duration period of Gaming Platform License is not limited.

b) Termination shall become effective upon the expiration of the original or extended period during which notice of termination is duly served upon the other Party. In this manner, fees and any money due in terms of this Agreement shall continue to be due for the full term of the Agreement, during which such notice is given.

c) Any renewal or extension of the Term for the License given in this Agreement is only validly contracted if done in writing.

d) Any negotiations for renewal or extension of the License and any such renewal or extension of the License are without prejudice to the rights of either Party to terminate this Agreement as stipulated in Article No 16.

Services from Third Party

The Licensee holds the Provider free and harmless from any liability that may arise from action taken pursuant to services obtained from third parties.

4. Fees Payable under the Agreement

Gaming Platform Set-Up and Development Fees

As agreed by the Parties, the cost of Gaming Platform set-up and customization shall amount to € 20 000 Euro.

The Parties have also hereby agreed to introduce a number of additional developments and customizations into Gaming Platform dealt with in the present Agreement. The entire price list for Gaming Platform implementation, additional development and customizations payable under the present Agreement is given in Appendix B.

Any extra developments required by the Licensee apart from the ones included into Appendices A and B of the present Agreement and their pricing shall be negotiated separately by the Parties. If necessary, any such extra developments can be incorporated into the present Agreement by way of supplementary agreements or amendments duly negotiated and signed by the Parties thereto.

Support Services Fee

The Licensee undertakes to compensate to the Provider the fees for the Support Services applicable for the delivered Gaming Platform and all additional developments and customizations provided by the present Agreement. All support fees shall be based on particular percentages of the Licensee’s monthly total revenue, with minimum and maximum limitations. The detailed price breakdown for support fees payable under the present Agreement is contained in Appendix B.

Support Services Fees are due according to time sheets for services provided agreed to in Appendix C attached to this Agreement and fall due upon receipt of a payment request by the Licensee from the Provider. The fees agreed to in this article are exclusive of any applicable Value Added Tax or other tax that is payable in terms of law.

5. Delivery and Installation

Delivery shall be deemed to have taken place when the Gaming Platform has been installed on the Equipment provided by the Provider. The Provider is to indicate the Equipment to the Licensee by specifying its location and type. Upon receipt of this notice the Provider undertakes to deliver the Gaming Platform to the Licensee and to install it on the Equipment in question. Installation shall be deemed to have taken place when the Gaming Platform is available for use on the Equipment by the Licensee and independently of whether the Licensee can run all desired applications on it. The required Equipment configuration is contained and described in Appendix C of the present Agreement.

6. Acceptance Procedures

After the installation of the Gaming Platform, the Provider is to supply to the Licensee results derived from the process of such test data which in the reasonable opinion of the Parties is suitable to test whether the Gaming Platform is in accordance with the applicable technical requirements.

The Licensee shall accept the Gaming Platform immediately after the Provider has demonstrated that the Gaming Platform has correctly processed the test data by achieving the expected results.

Should the results of the test data show that the Gaming Platform does not fulfill any specification, then in this case the Provider is obliged to correct such errors at his earliest convenience upon receipt of notice from the Licensee that such error is unacceptable. Tests as stipulated in the preceding paragraphs of this Article are to be re-taken.

Notwithstanding the above, where the Gaming Platform becomes operational, then installation is deemed to be completed and accepted.

7. Copying

The Licensee is prohibited from making copies of the Gaming Platform, whether in part or in whole and for any reason whatsoever.

Provided that where the Licensee has shown to the Provider that copies of the Gaming Platform are required by the gaming licensing authority from whom the Licensee seeks or holds a license, then the Provider shall not refuse to give its consent. Any such consent given is restricted to the presentation of a copy of the Gaming Platform to the relative gaming licensing authority and does not include a warranty by the Provider that the Gaming Platform is acceptable to that authority.

Provided further that the Provider undertakes to provide the Licensee with such information that may be reasonably required by the respective gaming licensing authority and that is related to the Gaming Platform.

8. Alteration Procedures

8.1 All the modifications to the Gaming Platform can be done only by Provider, either upon its own initiative and for whatever reason, or upon a reasonable request from the Licensee.

8.2 The Licensee is prohibited from translating, adapting, varying, modifying, disassembling, decompiling or reverse engineering of the Software, its components, applications or derivatives.

9. Limitations

The Licensee undertakes not to, and shall ensure that its employees do not, use the Gaming Platform, or any part thereof:

a)	to take or to facilitate the taking of any real money wager from any platform user who, at the time of making the wager, is located within the United States of America, Switzerland (unless the Licensee has been previously awarded any specific gaming license allowing to accept bets on sports and active throughout the European Union and other required locations), or

b)	in any way which is prohibited by any applicable gaming regulator.

10. Rights of Property

Without prejudice to the License of use granted to the Licensee under this Agreement, the Parties declare and agree that the Provider remains the sole and exclusive owner of the Gaming Platform and of the Intellectual Property Rights thereover.

The Licensee undertakes to notify the Provider immediately upon the Licensee becoming aware of any unauthorized use of the whole or any part of the Gaming Platform.

Should the Licensee decide to terminate the relations under the present Agreement, he is entitled to obtain and, if necessary, to disclose to third party the following data and software elements:

a)	Software graphic designs (smarty templates and CSS)

b)	Mobile optimized software version (HTML 5)

c)	Other specific additional developments ordered by the Licensee in line with the present Agreement

d)	All the player’s data (names, contacts, balances and balance movements)

e)	The entire player’s betting history

Transfer of any other data and components shall be negotiated separately by the Parties to the present Agreement.

11. Intellectual Property Rights

11.1 The Parties agree that the Provider, being the exclusive owner and developer of the Gaming Platform, retains full intellectual property rights over it.

11.2 Without prejudice to this, should any claim be brought against the Licensee by any third party alleging that the Gaming Platform or use thereof infringes the Intellectual Property Rights of a third party, the Licensee is to promptly notify the Provider of receipt of this claim. Where notice of such a claim is given to the Provider, the latter shall defend at its own expense any such claim brought against the Licensee provided that the Licensee is to ensure reasonable assistance in respect of the claim.

11.3 If, in the Provider's reasonable opinion, the use of the Gaming Platform is or may become the subject of a claim related to Intellectual Property Rights therein then the Provider may replace or modify the Gaming Platform in such a manner as to ensure that they become non-infringing. Such modification does not require the consent or approval of the Licensee, unless such modification would render the Gaming Platform non-compliant with the applicable technical requirements.

12. Warranties

12.1 The Provider warrants that the Gaming Platform is compliant with the specifications indicated in Appendix A attached to this Agreement.

If the Provider receives written notice from the Licensee after acceptance of any breach of the said warranty, then the Provider shall at its own expense remedy the defect or error in question at his earliest convenience.

The Provider undertakes to provide the Support Services diligently through employees or agents who are deemed by it to have the required experience.

The said warranties above shall be subject to the Licensee complying with its obligations under the terms of this Agreement.

12.2 To the extent permitted at law, the Provider:

a. Disclaims all other warranties with respect to the Gaming Platform, either express or implied, including but not limited to any implied warranties relating to quality, fitness for any particular purpose or ability to achieve a particular result;

b. Makes no warranty that the Gaming Platform is error free or that its use will be uninterrupted and the Licensee acknowledges and agrees that the existence of such errors shall not constitute a breach of this Agreement.

In the performance of the obligations undertaken in this Agreement, both Parties undertake to collaborate between themselves with the purpose of ensuring the efficient performance of their respective obligations.

13. Confidential Information

13.1 Each Party undertakes to the other that it will treat as confidential, and will use its reasonable endeavors to procure that its directors, employees, professional advisers and agents will treat as confidential, the terms and conditions of this Agreement as well as product architecture, data structures, algorithms and/or general information of technical or business nature or otherwise relating to the business or affairs of the other Party which it may receive in connection with this Agreement, and will not (and will use its reasonable endeavors to procure that its directors, employees, professional advisers and agents will not) disclose or use such information other than strictly for the purposes of this Agreement except with the written permission of the other Party.

13.2 Each Party to this Agreement shall promptly notify the other Party if it becomes aware of any breach of confidence by any person to whom it divulges all or any part of the Information and shall give the other Party all reasonable assistance in connection with any proceedings which the other Party may institute against such person for breach of confidence.

13.3 The foregoing obligations as to confidentiality shall remain in full force and effect notwithstanding any termination of the License or this Agreement.

14. Termination

14.1 The Licensee may terminate the License at any time by giving at least1 (one) month prior written notice to the Provider.

The Provider may terminate the License forthwith on giving notice in writing to the Licensee, if:

a. The Licensee commits any serious breach of any term of this Agreement and if in the case of a breach capable of being remedied shall have failed, the Provider shall remedy the breach at his earliest convenience. Whether a breach is capable of being remedied or not is within the discretion of the Provider. Where the Provider considers a breach as one capable of being remedied and sends a request in this regard to the Licensee, such notice must contain a warning of the Provider’s intention to terminate should the breach not be remedied. Or

b. The Licensee permanently discontinues the use of the Gaming Platform.

Forthwith upon the termination of the License, the Licensee shall return to the Provider the Gaming Platform materials and all copies of the whole or any part thereof, its derivatives, components and applications from the hardware and any magnetic media on which they are stored and certify in writing to the Provider that they have been destroyed.

The Licensee may extract and store any Licensee player data only upon a separate media for continuity purposes.

14.2 The Provider reserves the right to terminate the Agreement if Licensee delays in the payments stipulated in p. 4.1 exceeds 1 month, by giving at least one (1) month prior written notice to the Licensee.

14.3 Any termination of the License or this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of either party nor shall it affect the coming into force or the continuance in force of any provision in this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

15. Data Protection

The Parties undertake to comply with the provisions of the relevant data protection legislation applicable to both of the Parties and to any related or subsidiary legislation in so far as the same relates to the provisions and obligations of this Agreement.

16. Assignment

The Licensee is expressly prohibited from transferring, assigning or in any manner giving to third parties any rights, licenses, or obligations which it has undertaken in this Agreement. Any of the afore-mentioned actions might be possible only upon prior written approval from the Provider.

Any assignment or transfer of whatsoever nature made by the Licensee in violation of this whole Article will be null, void and without effect.

17. Force Majeure

17.1. Notwithstanding any provisions of this Agreement, neither Party shall be liable for its inability in performing any of its obligations hereunder (other than an obligation to make payment) if such inability is caused by or arises as a result of circumstances beyond the reasonable control of the relevant Party including, without limitation, inability or delay caused through acts of God, fire, flood, riot, war, industrial dispute of any kind (other than disputes involving that Party’s own employees or the employees of an associated company to that Party), lightning, explosion, civil commotion, malicious damage, storm, tempest, act of government or other regulatory authority, acts or omissions of persons or bodies for whom the Party affected thereby is not responsible, and any other circumstances beyond the reasonable control of the relevant Party.

17.2. If any one of the events mentioned above impact Parties’ abilities to fulfill obligations defined by this Agreement within its duration period, the software delivery timing and/or period of warrantee will be extended by the period of the event(s).

17.3. If either Party is unable to perform duties defined by the Agreement, it should inform the other Party within three business days in a written form as to commencement, duration and conclusion of the above-mentioned circumstances.

17.4. If either Party fails to issue the notice or delays its issuance beyond the timeframe defined in P.5.3, it loses the right to utilize any of the circumstances/events listed in P.5.1 as the justification for freeing itself from the responsibilities assumed within the context of the Agreement.

18. Notices

With the exception of Purchase Orders, acknowledgements, invoices, payments, and other usual and routine communications, all other notices or writings required or permitted under this Agreement, including but not limited to notices of default or breach, shall be signed by an authorized representative of the sender, sent to the respective individuals identified below (which may be changed by written notice to the other), and shall be deemed to have been received (a) when hand delivered to such individuals by a representative of the sender, or (b) three (3) days after having been sent postage prepaid, by registered or certified first class mail, return receipt requested, or (c) when sent by electronic transmission, with written confirmation by the method of transmission, or (d) one (1) day after deposit with an overnight carrier, with written verification of delivery.

19. Appendices

The provisions included in Appendices A, B, C, D attached to this Agreement shall be deemed to form an inherent part of this Agreement and are to be read in conjunction with this Agreement and are binding upon the Parties.

21. Severance

If any provision of this Agreement is prohibited by law or declared by a court to be unlawful, void, null or unenforceable, the provision shall, to the extent required, be severed from this Agreement and rendered ineffective as far as possible without modifying the remaining provisions of this Agreement. This shall however have no effect on the other provisions of this Agreement which shall remain firm and valid between the Parties.

23. Proper Law and Jurisdiction

21.1 The law of Switzerland shall govern this Agreement and the Parties shall first of all seek to resolve any disputes that may arise in relation to this Agreement amicably and in good faith. If this does not succeed the dispute shall be resolved by the matter being put before a person who has experience in the field of intellectual property rights and who is appointed by the Parties jointly to act as arbitrator in the matter. Should the Parties fail to agree on a joint nomination of one person then such dispute shall be referred to the appropriate legal institution acting under the jurisdiction of Switzerland.

On condition that the Provider retains the right to sue for the recovery of fees due to it in terms of this Agreement in any jurisdiction in which the Licensee is operating or has assets.

Provided that the Provider retains the rights to sue for breach of its intellectual property rights and other proprietary information, whether related with this Agreement or otherwise, in any jurisdiction where it has reason to believe that an infringement or breach of this Agreement in relation to its Intellectual Property Rights might be taking place.

21.2 The Licensee recognizes that a breach or a threatened breach of the Provider’s Intellectual Property Rights will cause the Provider irreparable damage and consequently that in this event the Provider is entitled to injunctive and other measures that prevent the threatened breach or stop the breach of its Intellectual Property Rights.

22. Relevant Law and Jurisdiction

Both Parties undertake to comply with all applicable laws, rules and regulations in respect of all activities conducted under this Agreement.

23. Amendments

This Agreement may not be amended, varied or modified in any manner except by an agreement in writing signed by a duly authorized officer or representative of each of the corresponding Parties.

24. Entire Agreement

This Agreement supersedes all prior agreements, arrangements and undertakings between the Parties and constitutes the entire scope of agreements between the Parties relating to the subject-matter of this Agreement. However the obligations of the Parties under any pre-existing non-disclosure agreement shall remain in full force and effect in so far as there is no conflict between the same.

25. Counterparts

This Agreement may be executed in any number of counterparts or duplicates, each of which shall be an original, and such counterparts or duplicates shall together constitute one and the same agreement.

Signatures of the Parties

The Licensee DK SinoPharma, Inc. DBA VGambling, with offices located at Suite No. 4, Weathered Bldg. Redcliffe Street St. Johns, Antigua & Barbuda	The Provider Swiss Interactive Software GmbH, Switzerland registered company, with offices located at Avenue Beauregard 12, CH-1701 Fribourg, Switzerland

Mr. Grant Johnson	Mr. Yan Rozum

Appendix A

Related to Software Delivery Agreement SwisslS No: 12-06-14

Features to be delivered in terms of the Agreement

To deliver a fully-featured Betting Sportsbook powered with:

1)	Wagers: Spread, Asian Handicap, Goals by Team, Match Odds, Odd / Even, Most goals in which half, Double Chance, Correct Score, Halftime / Fulltime, Over / Under, Totals Goals and Outright

●	Create custom wager labels on the fly (such as “Who will score the most” based on “Goals by Team”)

●	Unlimited number of props, futures, and match-ups in all sports

●	Multiple line-sets

2)	Multi -currency and -language support

●	Supports all currencies and languages

●	Live update of exchange rates

●	Built-in language editor

3)	Odds

●	American, Decimal, Malay odds formats

4)	Grading and Roll-back

●	Automatic, manual and forced event grading

●	Custom grading and funds distribution routines for all wager types and options

●	Rollback events and re-announce winners

●	Alarms on unsettled and finished events

5)	Password Security

●	Define password expiration interval for operator and player accounts

●	Password and username strength detection

●	Restrict use of same password after expiration

6)	Other

●	Player profiling

●	Operator accounts with access rights

●	Directory of all leagues, teams and players

‘

●	Odds management

‘

●	Messaging

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●	Alarms and notifications

●	AJAX powered interface

7)	Control Panel

(i)	Events Management

●	Manage sports and leagues

●	Manage regular events and odds

●	Manage exposure

●	Manage live events

●	Start and manage repeated events

●	View alarms and manage ungraded events

●	Rollback previously graded events

●	View exposure

(ii)	Statistics

●	View overall daily win/loss report

●	View player balances by currency

●	Multiple win/loss reports by:

○	Market

○	Wager type

○	Country

○	Players

●	View import logs

(iii)	Player Profiling

●	Search and manage player accounts

●	Define multiple risk limits

●	Manage balance and view transaction history

(iv)	Betting History

●	Search and manage players bets

●	Search and manage over-limit/high bets

●	Real-time betting monitor

(v)	Platform setup

●	Define settings and options

●	Manage custom wager types

●	Manage currencies

●	Manage languages

(vi)	Administration

●	Search and manage operator accounts

●	Define access rights

●	Define exposure limits

(vii)	System logs

●	View login history

●	View action log

(viii)	Transactions

●	Search and view player transactions

●	Manage deposit/withdrawal requests

(ix)	Messaging

●	Send mass mail to users

8)	Player Area

(x)	Interface

●	AJAX powered - player always remains on the same page

●	Odds format controls

●	Language selector

●	Live balance update

●	Instant events menu

●	Search form to find events by keyword

●	Instant background and manual odds refresh

●	Notification on event status changes

●	Sign-up and password restore forms with field checks

(xi)	Profile Management

●	View overall account information

●	View and update personal information

●	Manage time-zone information

●	Limit total deposits and manage self-exclusion status

●	Search and view deposit/withdrawal transactions

●	Search and view betting history

●	View service messages and notifications

●	Deposit funds

●	Submit a withdrawal request

●	View login history

(xii)	Betting Slip

●	Straight betting

●	Instant profit calculation

●	Instant alarms on incorrect input

●	Balance and limit checks

9)	Risk Management

Overview of player limits:

●	Minimum / maximum amount per bet

●	Minimum / maximum amount per event

●	Maximum winning amount per bet

●	Maximum total potential winning amount

●	Betsafe limit %

●	Option to overwrite event limits

Event limits:

●	Minimum / maximum amount per bet

●	Budget (total amount) to suspend

10)	Server configuration and maintenance
11)	Open interfaces
12)	CMS
13)	Payment processor (3 plug-ins)

Custom Features:

1)	Gaming Platform Customizations
2)	Pool Betting Functionality
3)	New Custom Graphic Design

Appendix B

Fees Payable under the present Agreement

Gaming Platform Set-Up and Development Fees

NR	Type of payment	Price, Euro (€)
1	Gaming Platform Set-Up and Customization Fee (Desktop Version)
2	Pool Betting Functionality Development
3	Graphic Design and Integration

Payment Scheme for Gaming Platform Support and Maintenance

Minimum Fee — €

Maximum Fee - €

Fees based on revenue:

Appendix C

Hardware and Software requirements

Hardware Requirements

8 core 2GHz+CPU

32GB+ RAM

2x250+GB SAS hard drives

Software Requirements

- PHP v 5.4

- MySQL v.5.5 (preferable PERCONA database server 5.5-5.6)

- Redis (cache layer)

- Mod Rewrite

- Ioncube Loader for PHP 5.4.

- FTP, Cpanel, SSH-root (preferable)

Appendix D

Support Services schedule

1. Definitions

Technical Support — range of services providing assistance with technical aspects of Gaming Platform: help the Licensee to solve specific problems with product or its IT environment.

Disaster Recovery — process of restoring IT business continuity.

Critical Error — error in the Gaming Platform threatening business continuity of Licensee.

2. Scope

Technical support includes answering technical- and usage-related questions from Licensee, upgrades of Gaming Platform, maintenance operations and fix of all reported and confirmed errors.

Disaster recovery includes complex help for Licensee during process to recovery. This includes: re-installation of web, application and database servers, data recovery and data consistency recovery.

3. Error reporting

All issues should be reported to the e-mail: support@bettings.ch with detailed description of the issue. Critical Errors could be reported by Skype: ‘bettings.support’.

4. Working times

Technical Support in standard mode is operating Mon-Fri 8-16 CET excluding public holidays in Switzerland. Incidents and errors not blocking and not interrupting normal service are dealt Mon-Fri from 8.00 to 16.00 CET (excluding public holidays). In case of critical level errors reported by calling +41 44 5865621 action is taken within 30 minutes from report time, 24/7.